EXHIBIT 99.1
Quintana Maritime Limited
Pandoras 13 & Kyprou Street
166 74 Glyfada
Greece

NEWS RELEASE
QUINTANA MARITIME LIMITED REPORTS RESULTS FOR
THE THIRD QUARTER AND NINE MONTHS OF 2006
AND DECLARES A DIVIDEND OF $0.21 PER SHARE AND
SETS 2007 DIVIDEND GUIDANCE to $0.96 PER SHARE
ATHENS, GREECE — November 6, 2006 — Quintana Maritime Limited (NASDAQ: QMAR) a leading international provider of dry bulk transportation services, announced today its operating and financial results for the third quarter and nine months ended September 30, 2006.
Third Quarter 2006 Results:
For the third quarter of 2006, Quintana reported a net loss of $7.6 million, or $0.19 per diluted share. This loss includes an unrealized loss of $11.9 million on a previously disclosed interest-rate swap and a non-cash write-off of unamortized financing fees of $1.8 million. Before these charges, net income was $6.1 million, or $0.16 per diluted share. Net revenues for the third quarter were $25.0 million, an increase of 92% over $13.0 million of net revenues in the third quarter of 2005. Adjusted EBITDA for the quarter was $17.7 million, an increase of $9.0 million, or 103%, over Adjusted EBITDA in the third quarter of 2005. During the third quarter 2006, Quintana operated an average of 13.4 vessels, earning an average time charter equivalent (TCE) rate of $20,780 per ship per day. During the three months ended September 30, 2005, the Company operated an average of 6.7 vessels, earning an average TCE rate of $22,092 per day. Please refer to the attached tables for reconciliation of net income to Adjusted EBITDA.
During the quarter, Quintana collected $1.1 million from the sellers of the Metrobulk fleet. These payments were made under the signed purchase agreements with the sellers and reflect charter-hire that would have been earned by the vessels between the contractual delivery date and the actual delivery date. Because the vessels had not been delivered to Quintana when the charter-hire was earned by the vessels, these payments were not recorded to the income statement but were instead applied against the vessels’ cost.
Nine Months Ended September 30, 2006 Results:
For the nine-month period ended September 30, 2006, Quintana reported net income of $2.0 million and diluted earnings per share of $0.07. Before the charges described above, net income was $15.7 million, or $0.54 per diluted share.
Net revenues for the nine-month period were $66.3 million, an increase of $46.3 million over net revenues in the corresponding period last year. Adjusted EBITDA for the nine-month period was $46.5 million, an increase of $33.4 million, or 255%, over Adjusted EBITDA in the corresponding period in 2005. During the nine-month period, Quintana operated an average of 11.4 vessels, earning an average TCE rate of $21,647 per ship per day, compared to an average of 3.7 ships in the corresponding period last year, earning an average TCE rate of $23,143 per day.

Stamatis Molaris, President and Chief Executive Officer of Quintana Maritime commented, “During the third quarter of 2006 we continued with the consistent implementation of our articulated strategy. We expanded our operational capabilities to accommodate the delivery of the Metrobulk vessels. To date, we have taken delivery of 10 vessels from the acquired fleet. We have fixed the pricing of the entire acquired fleet for 2007, including the seven vessels to be delivered between November 2006 through May 2007 under the Bunge Master Agreement well ahead of schedule and at attractive rates. We secured shareholder approval for the conversion of the preferred stock into common stock, thereby reinforcing our capital structure. We continue to execute our consistent dividend policy during 2006 and we are in fact increasing our dividend guidance for next year”.
Vessel Employment
The following key indicators highlight the Company’s financial and operating performance during the third quarter and first nine months of 2006. For purposes of the table, Kamsarmaxes are included in the Panamax totals. A glossary of terms used in the table is included in the appendix to this press release.

	Three Months Ended				Three Months Ended
	September 30,2006				September 30,2005
	PANAMAX	CAPESIZE	CHARTER IN	TOTAL	PANAMAX	CAPESIZE	CHARTER IN	TOTAL
Total Ownership days	988	184	55	1,227	619			619
Operating days under fixed rate time charter	893	178		1,071	540			540
Operating days under variable rate time charter	91			91	73			73
Operating days under spot charter			55	55
Utilization	99.6%	96,9%	100%	99,2%	99%			99%
Time charter equivalent per ship per day — fixed rate tc	$19,784	$30,964		$21,645	$23,177			$23,177
Time charter equivalent per ship per day — variable rate tc	$25,221			$25,221	$14,068			$14,068

Time charter equivalent per ship per day — spot			$10,771	$10,771
Charter in costs per ship per day-spot			$(14,489)	$(14,489)
Net daily revenue per ship per day	$19,298	$28,708	$(4,283)	$19,652	$20,991			$20,991
Vessel operating expenses per ship per day	$(3,401)	$(3,786)		$(3,461)	$(3,774)			$(3,774)
Management fees					$(766)			$(766)
Net Operating Cash Flow per ship per day before general and administrative expenses	$15,897	$24,922	$(4,283)	$16,191	$16,451			$16,451

	Nine Months Ended				Nine Months Ended
	September 30,2006				September 30,2005
	PANAMAX	CAPESIZE	CHARTER IN	TOTAL	PANAMAX	CAPESIZE	CHARTER IN	TOTAL
Total Ownership days	2,436	546	139	3,121	973			973
Operating days under fixed rate time charter	2,151	526		2,677	823			823
Operating days under variable rate time charter	272			272	73			73
Operating days under spot charter			139	139
Utilization	99.5%	96.3%	100%	98.9%	92.4%			92.4%
Time charter equivalent per ship per day — fixed rate tc	$20,500	$32,314		$22,820	$23,945			$23,945
Time charter equivalent per ship per day — variable rate tc	$19,696			$19,696	$14,068			$14,068
Time charter equivalent per ship per day — spot			$20,695	$20,695
Charter in costs per ship per day-spot			$(17,771)	$(17,771)
Net daily revenue per ship per day	$19,411	$29,764	$2,128	$20,455	$20,525			$20,525
Vessel operating expenses per ship per day	$(3,804)	$(3,870)		$(3,816)	$(3,723)			$(3,723)
Management fees					$(608)			$(608)
Net Operating Cash Flow per ship per day before general and administrative expenses	$15,607	$25,894	$2,128	$16,639	$16,194			$16,194

(1)	M/V Iron Beauty was acquired with an existing time charter at an above the market rate. The company deducts the fair value of the time charter from the purchase price of the vessel and allocates it to a deferred asset which is amortized over the remaining period of the time charter as a reduction to hire revenue. This results in a daily rate of approximately $ 30,600 as recognized revenue. For cash flow purposes the company will continue to receive $ 36,500 per day.
Time Charter Coverage
Mr. Molaris commented, “Our strategy is to predominantly employ our vessels under period time charters, which enables us to generate stable and predictable cash flows. In this context, we have already secured 95.1% of our time charter coverage for the fourth quarter of 2006 and 89.3% for 2007. Our period charter coverage for the years 2008, 2009 and 2010 are 75.0%, 69.6% and 62.2% respectively. As a result, our projected net revenues under fixed time charters for the fourth quarter of 2006 will be approximately $34 million and approximately $180 million for the full year of 2007.”
Delivery of Metrobulk Fleet
Quintana Maritime has to date taken delivery of ten vessels—eight Kamsarmax and two Panamax vessels—out of the total of seventeen vessels it has agreed to acquire from Metrobulk.
Mr. Molaris commented, “With the delivery of ten Metrobulk vessels, our fleet has now expanded to twenty owned and operated vessels. The successful integration of these vessels provides us with a younger fleet and a stronger operational platform to achieve our long-term goals. We have already enhanced our operational capabilities in terms of personnel and crewing to accommodate the delivery of the ten vessels we already received, as well as the remaining seven to be delivered to us. We believe the young age of the acquired fleet will have a positive impact on our fixed cost base and lower our daily operating expenses per vessel as we move into the next year.”
Pricing of Metrobulk Fleet for 2007
Quintana Maritime has already agreed to daily rates for 2007 for all 16 vessels it has agreed to acquire from Metrobulk that are subject to the master time charter. Seven Kamsarmaxes and two Panamaxes have been priced at an average daily rate of $23,000, five Kamsarmaxes have been priced at an average daily rate of $20,000 and two Kamsarmaxes have been priced at an average daily rate of $25,000. An additional Panamax, Grain Harvester, is on time charter with Bunge through September 2009 at $20,000 per day.
All vessels are on long-term time charter to Bunge S.A., a wholly owned subsidiary of Bunge Limited (NYSE:BG), an integrated global agribusiness. Sixteen of the vessels are now fixed until the end of 2010 under an agreement that provides for variable charter hire, negotiated annually between set floor and ceiling rates.
Stamatis Molaris stated, “The unique structure of the master charter agreement with Bunge enables Quintana to share in the market’s upside thereby enhancing our revenue and profitability. The rates we negotiated for these vessels for 2007 reflect the strong upside in the market during the third quarter of 2006, which enabled us to provide a stable platform for visible cash flows and consistent delivery of dividends to our shareholders. We have priced all of the 16 vessels well ahead of schedule, as the annual price negotiations with Bunge are scheduled to take place in November of every year.”
Management of Interest-Rate Risk
The Company entered into an interest swap agreement with Fortis Bank S.A., from July 1, 2006 through December 31, 2010, which effectively fixes interest due under the new revolving credit facility at a rate of 5.985%, inclusive of the spread due its lenders.
Mr. Cornell, Quintana’s Chief Financial Officer, commented, “We’re very pleased to have fixed the interest rate on our $735 million revolving credit facility, which was put in place to finance the acquisition of the Metrobulk vessels, at 5.985%, inclusive of spread, through 2010. We believe that hedging against significant increases in interest rates over the next four years will be beneficial to the Company and its stockholders.”
Because the swap does not qualify for hedge accounting, the Company will mark to market the fair value of the hedge at the end of every reporting period, which may result in significant fluctuations from period to period. The non-cash charge of $11.9 million recorded this quarter reflects the fair value of the hedge at the end of the period. This quarter’s charge was primarily due to the fact that the variable-rate interest portion of the swap is tied to LIBOR, which fell during the quarter ended September 30, 2006.
Approval of Preferred Stock Conversion
At the Special Meeting of Stockholders held on August 11, 2006 in Calgary, Alberta, Canada, shareholders voted in favor of the conversion of the Company’s 12% Mandatorily Convertible Preferred Stock, the exercisability of its Class A Warrants, and the issuance of common stock to effect the conversion and the exercise of the warrants.
As a result of this approval, all outstanding shares of preferred stock have been automatically converted to common stock at a ratio of 12.5 common shares for each preferred share. The conversion added 25,569,462 shares of common stock, increasing the issued and outstanding common shares to 49,713,354 in total as of September 30, 2006. The Company no longer has any preferred stock outstanding.

In addition, the Company’s 8,182,232 Class A Warrants have become exercisable. Each Class A Warrant represents the right to purchase one share of the Company’s common stock at an exercise price of $8.00, subject to adjustments in certain circumstances. The Warrants expire on May 11, 2009. As a result of the approval of the proposal at the special meeting, the Company will not be obliged to redeem the warrants at a price of $0.50 per warrant. The Warrants are listed on the NASDAQ Global Market under the symbol QMARW.
Effective Form S-3 Registration Statement
Furthermore, on September 20, 2006 the Securities and Exchange Commission declared effective Quintana’s Form S-3 registration statement covering the resale by selling holders named therein of up to 8,182,232 Warrants and up to 33,751,694 shares of common stock, which includes the common stock issuable to the selling holders upon conversion of the preferred stock and exercise of the Class A Warrants. This registration statement also covers the shares of common stock issuable upon the exercise of the Warrants by persons other than the selling holders named in the registration statement.
Assuming no exercise of the Warrants, Quintana Maritime will have 49,713,354 shares of common stock outstanding. Assuming the exercise of all Warrants to purchase common shares, Quintana Maritime will have a total of 57,895,586 shares of common stock outstanding. As of October 31, 2006, 453,336 warrants had been exercised, resulting in proceeds to the Company of approximately $3.6 million and 50,166,690 shares of common stock outstanding.
Dividend
At its meeting today, the Board of Directors of Quintana declared a dividend of $0.21 per share, payable on November 24, 2006 to all shareholders of record as of November 13, 2006. The dividend payment of $0.21 per share is consistent with the minimum guidance provided by the Board of Directors to shareholders for a minimum annualized payment of $0.84 per share for 2006. Aggregate dividends of $1.09 per share have been declared since August 2005.
Paul J. Cornell, Chief Financial Officer of Quintana Maritime, commented, “We are pleased to declare our sixth consecutive quarterly dividend. We have demonstrated a consistent track record of dividend payments, while we continue to grow the company’s fleet and reduce our debt.”
Dividend Policy
The Board of Directors has determined the Company’s dividend guidance for 2007. The Board retains the discretion to declare quarterly dividends that deviate from the minimum estimated annual dividend, taking into consideration legal restrictions, such as those under Marshall Islands law; covenants and other restrictions under the Company’s revolving credit facility and any future debt instruments, and changing market conditions. For 2007, the Board expects to pay a minimum annualized dividend of $0.96 per common share, a 14.3% increase over the 2006 minimum annualized dividend.
Conference Call and Webcast:
As already announced, the company’s management will host a conference call to discuss these results tomorrow, Tuesday, November 7, 2006 at 10:00 A.M. EST.
Conference Call details:
Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1 866 819 7111(from the US), 0800 953 0329 (from the UK) or + 44(0)1452 542 301 (from outside the US). Please quote “Quintana”.

In case of any problem with the above numbers, please dial 1 866 869 2352 (from the US),0800 694 1449 (from the UK) or + 44 (0) 1452 560 304 (from outside the US). Quote “Quintana”.
A telephonic replay of the conference call will be available until November 15, 2006 by dialing 1 866 247 4222 (from the US), 0800 953 1533 (from the UK) or + 44(0) 1452 550 000 (from outside the US). Access Code: 1859591#
Slides and audio webcast:
There will also be a live, and then archived, webcast of the conference call, that can be accessed through Quintana Maritime’s website at www.quintanamaritime.com. Participants to the live webcast should register on the website approximately 10 minutes prior to the start of the webcast.
-financials follow-

Quintana Maritime Limited
Consolidated Balance Sheets
(All amounts expressed in U.S. Dollars)

	September 30, 2006	December 31, 2005
Assets

Current assets :
Cash and cash equivalents	$14,814,725	$4,258,809
Inventories	1,312,038	378,488
Due from charterers, net	2,535,067	1,244,123
Other receivables	792,578	479,735
Prepaid expenses and other current assets	976,899	866,562

Total current assets	20,431,307	7,227,717
Property and equipment:
Vessels, net of accumulated depreciation of $30,361,202 and $11,309,344	825,569,976	446,474,869
Advances for acquisition of vessels	34,000,000	—
Other fixed assets, net of accumulated depreciation of $204,030 and
$58,739	421,682	384,247

Total property and equipment:	859,991,658	446,859,116

Deferred financing costs, net of accumulated amortization of $ 2,135,859 and $63,194	4,670,682	1,959,041
Deferred time charter premium, net of accumulated amortization of $2,023,149 and $439,815	7,476,851	9,060,185
Deferred dry docking costs, net of accumulated amortization of $682,736 and $279,865	1,575,722	919,556

Total assets	$894,146,220	$466,025,615

Liabilities and shareholders’ equity
Current liabilities :
Accounts payable	2,991,367	1,473,592
Sundry liabilities and accruals	2,407,179	3,412,759
Deferred income	2,815,951	1,715,910
Current portion of long term loan	45,250,000	—

Total current liabilities	53,464,497	6,602,261

Long-term debt	414,250,000	210,000,000
Unrealized swap loss	11,891,970	—

Total liabilities	$479,606,467	$216,602,261

Shareholders’ equity

Common stock at $0.01 par value — 100,000,000 shares authorized, 49,713,354 and 23,846,742 shares issued and outstanding	497,134	238,468
Additional paid-in capital	440,125,224	254,732,530
Deferred stock-based compensation	(5,946,513)	(5,187,200)
Accumulated deficit	(20,136,092)	(360,444)

Total shareholders’ equity	414,539,753	249,423,354

Total liabilities and shareholders’ equity	$894,146,220	$466,025,615

QUINTANA MARITIME LIMITED
Consolidated Income Statements
(All amounts expressed in U.S. Dollars)

	Three Months	Three Months
	Ended	Ended
	September 30, 2006	September 30, 2005
Revenues:
Time charter voyage revenue	$24,965,412	$13,542,694
Revenue from charter operation	1,243,325	—
Commissions	(1,175,269)	(549,492)

Net revenue	$25,033,468	$12,993,202

Expenses:
Vessel operating expenses	4,056,716	2,335,960
Voyage expenses	1,447,802	—
General and administrative expenses (including restricted stock amortization of $597,873 and $ 315,130)	2,705,715	1,555,332

Depreciation and amortization	7,411,731	4,030,574
Management Fees	—	473,990

Total expenses	$15,621,964	$8,395,856

Operating income	$9,411,504	$4,597,346

Other (expenses) / income:
Interest expense	$(3,385,659)	$(1,281,405)
Interest income	440,951	132,702
Finance costs	(1,946,275)	(3,266,090)
Unrealized swap loss	(11,891,970)	—
Foreign exchange losses and other, net	(217,284)	21,172

Total other expenses	$(17,000,237)	$(4,393,621)

Net (loss) / income	$(7,588,733)	$203,725

Earnings per common share
Basic	(0.20)	0.01
Diluted	(0.19)	0.01
Weighted average shares outstanding
Basic	37,569,368	19,517,470
Diluted	38,922,043	19,627,598

QUINTANA MARITIME LIMITED
Consolidated Income Statements
(All amounts expressed in U.S. Dollars)

		Period from
	Nine Months	January 13, 2005
	Ended	(inception) to
	September 30,	September 30,
	2006	2005
Revenues:
Time charter voyage revenue	$64,857,444	$20,805,604
Revenue from charter operation	4,473,668	—
Commissions	(3,014,781)	(834,861)

Net revenue	$66,316,331	$19,970,743

Expenses:
Vessel operating expenses	11,379,790	3,622,100
Voyage expenses	4,068,427	—
General and administrative expenses (including restricted stock amortization of $1,626,316 and $ 315,130)	7,197,379	2,704,246

Depreciation and amortization	19,600,020	5,928,926
Management Fees	—	591,190

Total expenses	$42,245,616	$12,846,462

Operating income	$24,070,715	$7,124,281

Other (expenses) / income:
Interest expense	$(8,349,992)	$(2,903,044)
Interest income	570,163	159,970
Finance costs	(2,072,665)	(3,586,453)
Unrealised swap loss	(11,891,970)	—
Foreign exchange losses and other, net	(372,969)	(3,700)

Total other expenses	$(22,117,433)	$(6,333,227)

Net Income	$1,953,282	$791,054

Earnings per common share
Basic	0.07	0.07
Diluted	0.07	0.07
Weighted average shares outstanding
Basic	28,153,771	10,971,653
Diluted	28,928,204	11,010,472

Quintana Maritime Limited
Consolidated Statements of Cash Flows
(All amounts expressed in U.S. Dollars)

		Period from
	Nine Months	January 13, 2005
	Ended	(inception) to
	September 30,	September 30,
	2006	2005
Cash flows from operating activities:
Net income	$1,953,282	$791,054
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	19,600,020	5,928,926
Amortization of deferred finance costs	2,072,665	3,586,453
Amortization of time charter fair value	1,583,334	—
Stock based compensation	1,626,316	—
Unrealized swap loss	11,891,970	—
Changes in assets and liabilities:
Increase in inventories	(933,550)	(265,527)
Increase in due from charterers, net	(1,290,944)	(83,551)
Increase in other receivables	(312,843)	(348,827)
Increase in prepaid expenses and other current	(110,337)	(1,025,813)
Increase in accounts payable	1,517,775	723,213
(Decrease)/ Increase in sundry liabilities and accruals	(1,005,580)	1,068,533
Increase in deferred income	1,100,041	1,104,072
Deferred dry-dock costs incurred	(1,059,037)	(1,204,328)

Net cash from operating activities	$36,633,112	$10,274,205

Cash flows from investing activities:
Vessel acquisitions	(398,146,965)	(330,623,650)
Advances for vessel acquisitions	(34,000,000)	(13,680,000)
Purchases of property, plant and equipment	(182,726)	(256,261)

Net cash used in investing activities	$(432,329,691)	$(344,559,911)

Cash flows from financing activities:
Proceeds from long-term debt	459,500,000	411,621,351
Repayment of debt	(210,000,000)	(311,071,351)
Payment of financing costs	(4,784,306)	(5,097,296)
Proceeds from preferred stock issuance	190,937,657	—
Issuance costs of preferred stock offering	(7,671,926)	—
Proceeds from initial public offering	—	182,771,956
Issuance costs of initial public offering	—	(2,179,655)
Paid-in capital and common stock	—	68,664,437
Dividends paid	(21,728,930)	(1,177,731)

Net cash from financing activities	$406,252,495	$343,531,711

Net increase in cash and cash equivalents	10,555,916	9,246,005
Cash and cash equivalents at beginning of the period	4,258,809

Cash and cash equivalents at end of the period	$14,814,725	$9,246,005

Cash paid during the period for interest	$10,797,448	$2,093,044
Non-cash investing and financing activities:
Conversion of 12% Mandatorily Convertible Preferred Stock	$190,937,657	—

Quintana Maritime Limited
Reconciliation of Net Income to Adjusted EBITDA
(All amounts expressed in U.S. Dollars)

	Three Months Ended	Three Months Ended
	September 30, 2006	September 30, 2005
Net (Loss ) / income	$(7,588,733)	$203,725
Interest and finance costs, net	4,890,983	4,414,793
Depreciation and amortization	7,411,731	4,030,574
Unrealized loss from swap transaction	11,891,970	—
Amortization of time charter premium	527,778	—
Amortization of deferred stock-based compensation	597,873	89,115

Adjusted EBITDA	$17,731,602	$8,738,207
Quintana Maritime Limited
Reconciliation of Net Income to Adjusted EBITDA
(All amounts expressed in U.S. Dollars)

		Period from
	Nine Months	January 13, 2005
	Ended	(inception) to
	September 30,	September 30,
	2006	2005
Net Income	$1,953,282	$791,054
Interest and finance costs, net	9,852,494	6,329,527
Depreciation and amortization	19,600,020	5,928,926
Unrealized loss from swap transaction	11,891,970	—
Amortization of time charter premium	1,583,334	—
Amortization of deferred stock-based compensation	1,626,316	89,115

Adjusted EBITDA	$46,507,416	$13,138,622

Quintana Maritime Limited
Reconciliation of Net Income to Adjusted Net Income
(All amounts expressed in U.S. Dollars)

	Three Months Ended	Nine Months Ended
	September 30, 2006	September 30, 2006
Net (Loss ) / income	$(7,588,733)	$1,953,282
Unamortized write-off of financing costs	1,832,651	1,832,651
Unrealized loss from swap transaction	11,891,970	11,891,970

Adjusted Net Income	$6,135,888	$15,677,903
Quintana Maritime Limited
Reconciliation of Earnings Per Share (Diluted) to Adjusted Earnings Per Share (Diluted)
(All amounts expressed in U.S. Dollars)

	Three Months Ended	Nine Months Ended
	September 30, 2006	September 30, 2006
Earnings (loss) Per Share (Diluted)	$(0.19)	$0.07
Unamortized write-off of financing costs	0.05	0.06
Unrealized loss from swap transaction	0.30	0.41

Adjusted Earnings Per Share (Diluted)	$0.16	$0.54
Disclosure of Non-GAAP Financial Measures
Adjusted EBITDA represents net income plus interest and finance costs plus depreciation and amortization and income taxes, if any, plus deferred stock-based compensation, and amortization of time charter fair value and unrealized loss on swap transaction, which are non-cash items. Adjusted EBITDA is included because it is used by certain investors to measure a company’s financial performance.

Adjusted EBITDA is a “non-GAAP financial measure” and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. Adjusted EBITDA is presented to provide additional information with respect to the Company’s ability to satisfy its obligations including debt service, capital expenditures, working capital requirements and determination of dividends. While Adjusted EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, the definition of Adjusted EBITDA used here may not be comparable to that used by other companies due to differences in methods of calculation.
Adjusted Net Income represents net income plus unamortized write-off of financing costs and unrealized loss from swap transaction, which are non-cash items. Adjusted Earnings per Share (diluted) represents Adjusted Net Income divided by weighted average shares outstanding (diluted). These measures are “non-GAAP financial measure” and should not be considered substitutes for net income or earnings per share (diluted), respectively, as reported under GAAP. The Company has included an adjusted net income and adjusted earnings per share calculation in this period in order to allow comparability between the Company’s performance in the reported periods and its performance in prior periods.
ABOUT QUINTANA MARITIME LIMITED
Quintana Maritime Limited, based in Greece, is an international provider of dry bulk cargo marine transportation services. As of today, the company owns and operates a fleet of 20 vessels, which consisting of 8 Kamsarmax bulker, 10 Panamax size vessels and 2 Capesize vessels with a total carrying capacity of 1,726,652 dwt and an average age of 4.7 years on a dwt weighted average. It has also entered into an agreement to take delivery of 7 additional vessels, comprising of 1 Panamax and 6 Kamsarmax bulkers with expected delivery between November 2006 and May 2007 and with an aggregate capacity of 570,229 dwt. Once all acquisitions are completed Quintana will have a fleet of 27 dry bulk vessels which consists of 2 Capesize vessels, 11 Panamax vessels and 14 Kamsarmax vessels with a total capacity of 2,296,881 dwt.
Forward Looking Statement
This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth strategy and measures to implement such strategy; including expected vessel acquisitions and entering into further time charters. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Such statements include comments regarding expected revenues and time charters. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to changes in the demand for dry bulk vessels, competitive factors in the market in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.
For Immediate Release

Company Contact:	Investor Relations / Financial Media:
Paul J. Cornell	Paul Lampoutis
Chief Financial Officer	Capital Link, Inc, New York
Tel. 713-751-7525	Tel. 212.661.7566
E-mail: pcornell@quintanamaritime.com	E-mail: plampoutis@capitallink.com

APPENDIX
Glossary of Terms
Average number of vessels This is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in that period.
Ownership days We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
Operating days We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to planned dry docking repairs or any other, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
Fleet utilization We calculate fleet utilization by dividing the number of our operating days during a period by the number of our Ownership days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
TCE per ship per day We define TCE (time-charter equivalent) per ship per day rate as our voyage and time charter revenues less voyage expenses during a period divided by the number of our operating days during the period, which is consistent with industry standards. TCE rate is a shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts.
Net daily revenue We define the daily TCE rate net of commissions but including idle time.
Vessel operating expenses per ship per day This include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the cost of spares and consumable stores, tonnage taxes and other miscellaneous expenses. We define as our total operating costs divided by the ownership day

Fleet Table as of November 6, 2006

				Age	TC Expiration Date
CURRENT FLEET	Type	DWT	Year Built	(in yrs)	(minimum period)
Iron Anne	Kamsarmax	82,000	2006	0.1	December 2010
Iron Vassilis(A)	Kamsarmax	82,000	2006	0.3	December 2010
Iron Bill (ex. Iron Elisabeth) (A)	Kamsarmax	82,000	2006	0.4	December 2010
Santa Barbara	Kamsarmax	82,266	2006	0.6	December 2010
Ore Hansa	Kamsarmax	82,229	2006	0.6	December 2010
Iron Kalypso	Kamsarmax	82,204	2006	0.8	December 2010
Iron Fuzeyya(A)	Kamsarmax	82,229	2006	0.8	December 2010
Iron Bradyn(A)	Kamsarmax	82,769	2005	1.7	December 2010
Grain Harvester	Panamax	76,417	2004	2.2	September 2009
Grain Express	Panamax	76,466	2004	2.6	December 2010
Kirmar( B)	Capesize	165,500	2001	5.1	February 2007(C)
Iron Beauty( B)	Capesize	165,500	2001	5.3	April 2010
Coal Pride	Panamax	72,600	1999	6.9	February 2007
Iron Man (D)	Panamax	72,861	1997	9.4	March 2010
Coal Age (D)	Panamax	72,861	1997	9.4	June 2007
Fearless 1(D)	Panamax	73,427	1997	9.5	March 2008
Barbara (E)	Panamax	73,390	1997	9.8	June 2007
Linda Leah (E)	Panamax	73,390	1997	9.8	June 2008
King Coal	Panamax	72,873	1997	9.9	March 2008
Coal Glory (D)	Panamax	73,670	1995	11.7	June 2008
Total Current Fleet	20 Vessels	1,726,652		4.7 years avg (F)

FLEET TO BE
DELIVERED	Type	DWT	Year Built	Age (in years)	Delivery Range
Iron Knight	Panamax	76,429	2004	2.4	Nov 6 — Jan 07
Pascha	Kamsarmax	82,300	*		Nov 06 — Jan 07
Iron Lindrew	Kamsarmax	82,300	*		Jan 07 — March 07
Coal Gypsy	Kamsarmax	82,300	*		Dec 06
Coal Hunter	Kamsarmax	82,300	*		Dec 06
Iron Brooke	Kamsarmax	82,300	*		March 07- May 07
Iron Manolis	Kamsarmax	82,300	*		May 07
Total Fleet to be Delivered	7 Vessels	570,229
TOTAL FLEET	27 Vessels	2,296,881

*	Under Construction
(A), (B), (D), and (E) indicate sister ships. As of November 6, 2006 Quintana had four sets of sister ships, including the vessels recently acquired from Metrobulk. All seventeen ships that are part of the Metrobulk acquisition are sister ships. Sister ships indicate vessels of the same class made in the same shipyard. The sister-ship concept further enhances our operational flexibility and efficiency.
(C) Kirmar’s charter may be extended by up to six months, until September 2007, at the current rate of $26,250 per day at the charterer’s option. Charterer has a further option up to March 2008 at a rate of $27,250.
(F) On a dwt weighted average
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